Exhibit 10.1
EXECUTION COPY

ASSET PURCHASE AGREEMENT
among
TRAVEL AND EVENT SERVICES, LLC
and
AMBASSADORS, LLC
and
AMBASSADORS INTERNATIONAL, INC.
April 16, 2009

i

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SCHEDULES
1.1(a)	Tangible Personal Property
1.1(b)	Accounts Receivable and Other Indebtedness
1.1(c)	Leases
1.1(d)	Assumed Contracts
1.1(e)	Intellectual Property
1.1(h)	Telephone Numbers, Domain Names, Etc.
1.2(f)	Other Excluded Assets
1.3(a)	Assumed Accounts Payable
1.3(b)	Assumed Expenses
1.3(c)	Assumed Customer Deposits
1.3(d)	Overpayment Liabilities
1.3(f)	Earned Paid Time Off
2.1	Organization
2.2	Conflicts and Consents
2.4	Financial Statements
2.5	Certain Changes
2.6	Exceptions to Title
2.7	Tangible Personal Property
2.8	Accounts Receivable
2.9	Real Property
2.10	Material Contracts
2.11	Intellectual Property
2.12	409A
2.13	Compliance with Law; Permits
2.14	Litigation and Orders
2.15	Environmental
2.16	Employees
2.17	Employee Benefit Plans
2.18	Customers
2.19	Affiliate Transactions

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is entered into as of April 16, 2009 (the “Closing Date”), by Travel and Event Services, LLC, a Delaware limited liability company (the “Buyer”), Ambassadors, LLC, a Delaware limited liability company (the “Seller”), and Ambassadors International, Inc., a Delaware corporation (the “Parent” and, together with the Seller, the “Stakeholders”).
STATEMENT OF PURPOSE
The Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to the Buyer, substantially all of the Seller’s assets relating to the Business for the consideration, including the Buyer’s assumption of certain stated liabilities, and on the terms and subject to the conditions set forth in this Agreement. Certain defined terms are included in Exhibit A.
ARTICLE I
SALE AND PURCHASE OF ASSETS
1.1 Sale and Purchase of Assets. The Seller hereby sells, assigns, transfers and conveys to the Buyer, and the Buyer purchases, acquires and accepts from the Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Seller’s assets of every kind and description (other than the Excluded Assets) used, owned, leased or otherwise held by or for the benefit of the Seller in the operation of, or otherwise relating specifically to, the Business on the Closing Date (the “Purchased Assets”), including the following assets of the Seller (other than the Excluded Assets):
(a) All equipment, fixtures, furniture, office equipment, computer hardware, inventory, supplies, and other items of tangible personal property, in each case to the extent relating to the Business and located at the Offices (the “Tangible Personal Property”), including the personal property set forth on Schedule 1.1(a);
(b) All trade and other accounts receivable and other Indebtedness owing to the Seller (including any future rights to commissions relating to pre-closing client events, whether related to commissions on any rooms booked directly through hotels or otherwise), in each case to the extent arising from the Business, including the benefit of all collateral, security, guaranties, and similar undertakings received or held in connection therewith and any claim, remedy or other right related to the foregoing (the “Accounts Receivable”), including the receivables and Indebtedness set forth on Schedule 1.1(b);
(c) All leases and subleases of real property related to the Offices set forth on Schedule 1.1(c) as to which the Seller is the lessor or sublessor and all leases and subleases of real property of the Offices set forth on Schedule 1.1(c) as to which the Seller is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases;
(d) All rights and interests in and to the Contracts set forth on Schedule 1.1(d);
(e) All Intellectual Property set forth on Schedule 1.1(e);
(f) All business, employee and financial records, books, ledgers, files, correspondence, documents, lists, studies and reports, including the accounting system software of the Seller (subject to the Buyer obtaining the required licenses to use such software), customer lists, supplier lists and equipment repair, maintenance, service, personnel, payroll, employee benefit, quality control and insurance records, whether written, electronically stored or otherwise recorded, in each case to the extent relating to the Business (the “Books and Records”);

(g) All goodwill and all sales, advertising, promotional and marketing information and materials, in each case to the extent relating to the Business;
(h) All telephone, fax and pager numbers, domain names, URLs and e-mail addresses assigned to the Seller, in each case to the extent relating to the Business, including those set forth on Schedule 1.1(h); provided, however, that such domain names and URLs which contain the name “Ambassadors” may only be used during the period set forth in Section 5.10;
(i) All rights of the Seller to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against the Buyer by third parties, in each case to the extent arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;
(j) All rights to refunds from customers and suppliers, all prepaid expenses and deposits and all rights to condemnation proceeds, in each case to the extent arising from the Business; and
(k) All other properties and assets relating to the Business to the extent the Seller has any rights thereto or interests therein, whether a present or future interest, an inchoate right or otherwise and whether such properties or assets are tangible or intangible and whether or not of a type falling within any of the categories of assets or properties described above.
1.2 Excluded Assets. The Seller hereby retains ownership of the following assets of the Seller (collectively, the “Excluded Assets”):
(a) All assets relating primarily to the AT&E Business;
(b) All cash, cash equivalents and short-term investments;
(c) Organizational Documents, stock books, stock ledgers, minute books and Tax Returns;
(d) All rights to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against the Seller by third parties, in each case to the extent that they relate to the Excluded Assets or Excluded Liabilities;
(e) All rights under any Transaction Document; and
(f) Those assets, if any, listed on Schedule 1.2(f).
1.3 Assumed Liabilities. The Buyer hereby assumes and agrees to pay, perform and discharge only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):
(a) All trade accounts payable as of the Closing Date listed on Schedule 1.3(a);
(b) All accrued and unpaid expenses as of the Closing Date listed on Schedule 1.3(b), including bonus commissions to sales personnel (collectively, the “Assumed Bonuses”) and rebate payments to associations (to the extent that the Seller has not received payment from its customers relating to such rebate payments listed on Schedule 1.3(b)), as of the Closing Date relating primarily to the Business;

(c) All participant and customer deposits as of the Closing Date relating to the Business and listed on Schedule 1.3(c) (collectively, the “Customer Deposit Liabilities”);
(d) Liability for duplicative payments or overpayments as of the Closing Date relating primarily to the Business, including the Account 2000 amounts, listed on Schedule 1.3(d) (collectively, the “Overpayment Liabilities”);
(e) Liabilities to be performed after the Closing Date under any executory Contract relating primarily to the Business incurred by the Seller in the ordinary course of business and listed on Schedule 1.1(d); provided, however, that such Liabilities will only be Assumed Liabilities to the extent that all benefits under such Contracts are transferred to the Buyer pursuant to this Agreement and the existence of such Liabilities does not constitute a breach of any provision of such Contract or a breach of the representations and warranties of the Seller set forth in this Agreement or in such Contract;
(f) Liability for any paid time off earned by the employees of Seller prior to the Closing Date as listed on Schedule 1.3(f) to the extent not waived under the Vacation Releases; and
(g) Liabilities incurred in the ordinary course of business related to the Business of the type set forth in items (a) through (c) above not set forth on the applicable Schedules which have been incurred by the Seller since March 31, 2009 in an amount not to exceed $50,000.
1.4 Excluded Liabilities. The Excluded Liabilities hereby remain the sole responsibility of the Seller and are and will be retained, paid, performed and discharged as and when due solely by the Seller. “Excluded Liabilities” means every Liability of the Seller, other than the Assumed Liabilities, including:
(a) All Liabilities relating to the AT&E Business;
(b) All Liabilities for trade accounts payable, accrued expenses, participant and customer deposits, or duplicative payments or overpayments, in each case, to the extent not an Assumed Liability;
(c) All Liabilities under any Transaction Document;
(d) All Liabilities for Taxes (whether federal, state, local or foreign), including Taxes incurred in respect of or measured by (i) the sales of goods or services by Seller, (ii) the wages or other compensation paid by the Seller to its employees (except for the Assumed Bonuses), (iii) the value of Seller’s property (personal as well as real property), (iv) the income of Seller earned on or realized prior to the Closing Date, and (v) any gain and income from the sale of the Purchased Assets and other Transactions;
(e) All Liabilities for environmental, ecological, health or safety claims to the extent relating to or arising from the ownership or operation of the Business or the Purchased Assets on or prior to the Closing Date; and
(f) All Liabilities to indemnify any Person (including the Parent) by reason of the fact that such Person was a director, officer, employee or agent of the Seller.

1.5 Purchase Price.
(a) The purchase price for the Purchased Assets (the “Purchase Price”) will be (i) $500,000.00 in cash (the “Cash Purchase Price”), plus (ii) the Deferred Cash Consideration (computed in accordance with Section 1.6, below), plus (ii) the assumption of the Assumed Liabilities.
(b) The Buyer hereby pays the Cash Purchase Price at Closing to the Seller by wire transfer of immediately available funds.
(c) The Seller represents and warrants that the consideration paid hereunder by the Buyer to the Seller for the Purchased Assets represents at least the fair value of such Purchased Assets.
1.6 Deferred Cash Consideration.
(a) If Net Revenue for calendar year 2009 exceeds $7,000,000, the Buyer shall pay to Seller, in accordance with the procedures set forth in Section 1.6(b), an amount in cash (the “Deferred Cash Consideration”) equal to the product of $300,000 multiplied by a fraction, the numerator of which is Net Revenue for calendar year 2009 and the denominator of which is the $8,000,000; provided, however, that the amount of the Deferred Cash Consideration shall not exceed $300,000.
(b) Within forty-five (45) days after December 31, 2009, the Buyer shall deliver to the Seller a written statement (the “Payment Statement”), including supporting documentation, setting forth the amount of Net Revenue for calendar year 2009. The Payment Statement shall become final and binding upon the Buyer and the Seller on the 15th day following delivery thereof, unless the Seller gives notice of disagreement with the Payment Statement (a “Dispute Notice”) to the Buyer prior to such date. Any Dispute Notice shall specify in reasonable detail the nature of any disagreement so asserted. If a Dispute Notice is received by the Buyer in a timely manner, then the Payment Statement shall become final and binding upon the Buyer and the Seller on the earlier of (i) the date the Buyer and the Seller resolve in writing any differences they have with respect to the matters specified in the Dispute Notice and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period (the “Resolution Period”) following the delivery of a Dispute Notice, the Buyer and the Seller shall use their commercially reasonable efforts and seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Dispute Notice. At the end of the Resolution Period, the Buyer and the Seller shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 1.6, only matters that remain in dispute and were properly included in the Notice of Disagreement in accordance with this Section 1.6 and any claim of calculation-related errors. The Accounting Firm shall be Grant Thornton (which the parties represent has not provided services to any of them or their respective subsidiaries during the past three years) or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed upon by the Buyer and the Seller in writing. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of their delivery of such submission. The Accounting Firm shall determine Net Revenue for calendar year 2009 pursuant to this Section 1.6 in accordance with GAAP and the principles, policies and practices that were used in preparing the Balance Sheet; provided, however, that no adjustment shall be made by the Accounting Firm in favor of the Seller with respect to any item that was not included in the Seller’s Dispute Notice. The Accounting Firm’s decision shall be based solely on written submissions by the Buyer and the Seller and their respective representatives and by reference to the terms of this Agreement. The Seller and the Buyer shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information related to the disputed matters as the Accounting Firm may request and are reasonably available to the Seller, the Buyer or their respective agents. The Accounting Firm shall address only those items in dispute and calculation-related errors. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Within three (3) Business Days of the Payment Statement becoming final and binding, the Buyer shall pay to the Seller the Deferred Cash Consideration. The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.6 shall be borne equally by the Buyer and the Seller.

1.7 Closing. The closing of the Transactions to be performed on the Closing Date (the “Closing”) will take place on the Closing Date. The sale, assignment, transfer and conveyance to the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Liabilities will be deemed effective as of 11:59 p.m. Atlanta, Georgia time on the Closing Date. The Buyer’s obligations to close the Transactions are subject to the Buyer receiving at the Closing executed copies, in a form satisfactory to the Buyer, of all employment agreements, consents and conveyance documents reasonably required by the Buyer.
1.8 Allocation of Purchase Price. Promptly after the Closing, the Buyer and Seller shall mutually agree upon the allocation of the Purchase Price among the Purchased Assets. The Buyer and the Seller agree (a) that any such allocation is consistent with the requirements of Code § 1060 and (b) to complete and file IRS Form 8594, or a successor form, and any amendments thereto, as and when required by applicable Law.
ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING THE STAKEHOLDERS
The Stakeholders, jointly and severally, represent and warrant to the Buyer as follows:
2.1 Organization, Qualification and Corporate Power. Schedule 2.1 sets forth the jurisdictions in which the Seller is qualified to do business. Each Stakeholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. The Seller has delivered to the Buyer correct and complete copies of the Organizational Documents of the Seller. The minute books of the Seller, as delivered or made available to the Buyer, are correct and complete.
2.2 Authority. Each Stakeholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Stakeholder of each Transaction Document to which it is a party and the performance by such Stakeholder of the Transactions have been duly approved by the board of directors or comparable governing body of such Stakeholder and, if required, the equity holders of such Stakeholder. Each Transaction Document constitutes the valid and legally binding obligation of each Stakeholder, enforceable against it in accordance with the terms of such Transaction Document.
2.3 No Conflicts. Except as set forth on Schedule 2.3, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which either Stakeholder or any Purchased Asset is subject; (b) violate any Permit held by the Seller or its Affiliates in connection with the Business or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by the Seller; (c) violate any Organizational Document of either Stakeholder; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which either Stakeholder is a party or by which either Stakeholder is bound or to which any Purchased Asset is subject or under which either Stakeholder has any rights or the performance of which is guaranteed by either Stakeholder; (e) cause the Buyer to have any Liability for any Tax; (f) result in the imposition of any Encumbrance upon any Purchased Asset; or (g) result in any shareholder of the Seller having the right to exercise dissenters’ appraisal rights. Except as set forth on Schedule 2.3, the Seller is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

2.4 Financial Statements.
(a) Attached to Schedule 2.4 are the following financial statements (collectively, the “Financial Statements”): the Balance Sheet and the Seller’s statements of income for fiscal years 2007 and 2008. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Business as of and for their respective dates.
(b) The Financial Statements (i) are complete and correct in all material respects and all transactions to which the Seller is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by the Seller with respect to the periods covered thereby, and (iii) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Seller on an accrual basis.
2.5 Absence of Certain Changes. Except as set forth on Schedule 2.5, since the Balance Sheet Date:
(a) the Seller has not sold, leased, transferred or assigned any asset used in the Business, other than for fair consideration in the ordinary course of business;
(b) the Seller has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets used in the Business, in excess of $25,000;
(c) the Seller has not entered into any Contract (or series of related Contracts) relating to the Business involving the payment or receipt of more than $25,000 or that cannot be terminated without penalty on less than six months notice, and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) relating to the Business involving more than $25,000 to which the Seller is a party or by which the Seller or any of its assets are bound;
(d) no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any of the Seller’s assets that are used in the Business;
(e) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $25,000;
(f) the Seller has not issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) relating to the Business involving more than $25,000 in the aggregate or delayed or postponed the payment of accounts payable relating to the Business or other Liabilities relating to the Business beyond the original due date;
(g) the Seller has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) relating to the Business or any Indebtedness (or series of related Indebtedness) relating to the Business owed to it, in any case involving more than $25,000;
(h) the Seller has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or declared, set aside, made or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or amended any of its Organizational Documents;

(i) the Seller has not (i) conducted the Business outside the ordinary course of business consistent with past practices, (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract with an Active Employee or modified the terms of any existing employment Contract with an Active Employee, (iv) granted any increase in the base compensation of any of its directors, officers or, except in the ordinary course of business, employees, or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract relating to the Business for the benefit of any of its directors, officers or employees;
(j) the Seller has not incurred any Liability for Taxes outside the ordinary course of business;
(k) there has not been any Proceeding commenced nor, to the Knowledge of the Seller, threatened or anticipated relating to or affecting the Seller, the Business or any asset used in the Business;
(l) there has not been any loss of any material customer, distribution channel, sales location or source of supply of utilities or contract services or the receipt of any notice that such a loss may be pending, in each case relating to the Business; and
(m) the Seller has not agreed or committed to any of the foregoing.
2.6 Title to and Sufficiency of Assets. Except as set forth on Schedule 2.6, the Seller has good and marketable title to the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances. The Purchased Assets include all tangible and intangible property and assets (except for the Excluded Assets) necessary for the continued conduct of the Business after Closing in the same manner as conducted prior to Closing. The transfer of the Purchased Assets hereunder will convey to the Buyer good, valid and indefeasible title to the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances.
2.7 Tangible Personal Property; Condition of Purchased Assets. Schedule 2.7 lists each item of Tangible Personal Property that has a net book value in excess of $5,000 and its net book value. The buildings, plants, structures, Tangible Personal Property and other tangible assets that are owned or leased by the Seller (including the Purchased Assets) are adequate for the uses to which they are being put. All of the Purchased Assets are located on the Real Property.
2.8 Accounts Receivable. Schedule 2.8 contains a list of all Accounts Receivable that were generated since January 1, 2009, and were outstanding as of April 11, 2009, all of which (a) represent valid obligations arising from services actually sold or performed by the Seller in the ordinary course of business and (b) were as of April 11, 2009 current and collectible in accordance with their terms net of the reserves on the Balance Sheet.

2.9 Real Property. The Seller does not own any real property. Schedule 2.9 lists all of the real property and interests therein leased, subleased or otherwise occupied or used by the Seller in connection with the Business (with all easements and other rights appurtenant to such property, the “Real Property”). Except as set forth on Schedule 2.9 the leasehold interest of the Seller with respect to each item of Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. The Seller is not a sublessor of, and has not assigned any lease covering, any item of Real Property. Leasing commissions or other brokerage fees due from or payable by the Seller with respect to any Lease have been paid in full. The Real Property constitutes all interests in real property used in connection with the Business. The Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (a) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Real Property and (b) as set forth in the Lease relating to such item. All buildings, plants, structures and other improvements owned or used by the Seller in the Business lie wholly within the boundaries of the Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. The Seller is not a party to or bound by any Contract (including any option) relating to the Business for the purchase or sale of any real estate interest or any Contract relating to the Business for the lease to or from the Seller of any real estate interest not currently in possession of the Seller.
2.10 Contracts.
(a) Schedule 2.10 lists the following Contracts to which the Seller is a party or by which the Seller is bound or to which any asset of the Seller is subject or under which the Seller has any rights or the performance of which is guaranteed by the Seller and, in each case, is used in the Business or relates to the Purchased Assets or Assumed Liabilities (collectively, with the Leases and Licenses, the “Material Contracts”): (i) each Contract (or series of related Contracts) that involves delivery or receipt of products or services of an amount or value in excess of $25,000, that was not entered into in the ordinary course of business or that involves expenditures or receipts in excess of $25,000; (ii) each Contract with a customer of the Business, including all Contracts with any hotel; (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year), including each Lease and License; (iv) each licensing agreement or other Contract with respect to Intellectual Property owned or used by or for the benefit of Seller in connection with the Business or the Purchased Assets, including any agreement with any current or former employee, consultant, or contractor regarding the appropriation or the non-disclosure of any Intellectual Property; (v) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (vi) each Contract containing any covenant that purports to restrict the business activity of the Seller or limit the freedom of the Seller to engage in any line of business or to compete with any Person; (vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (viii) each power of attorney; (ix) each Contract for Indebtedness relating to or covering any of the Business or the Purchased Assets; (x) each employment or consulting Contract; (xi) each Contract to which the Parent or any Affiliate of the Parent is a party or is otherwise bound; and (xii) each Contract not terminable without penalty on less than six months notice.
(b) The Seller has delivered to the Buyer a correct and complete copy of each Material Contract. Each Material Contract, with respect to the Seller, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. Each Material Contract, with respect to the other parties to such Material Contract, to the Knowledge of the Seller, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. The Seller is not in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. To the Knowledge of the Seller, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. No party to any Material Contract has repudiated any provision of any Material Contract.

2.11 Intellectual Property.
(a) The Seller owns or has the right to use all Intellectual Property necessary or prudent for the operation of the Business as presently conducted. Except as set forth on Schedule 2.11, each item of Intellectual Property owned, licensed or used by the Seller in the Business immediately prior to the Closing (i) is a Purchased Asset, (ii) will be owned, licensed or available for use by the Buyer on identical terms and conditions immediately following the Closing, and (iii) is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.
(b) The Seller has not violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties, and the Seller has not received any notice alleging any such violation, infringement or other conflict. To the Knowledge of the Seller, no third party has infringed upon or otherwise come into conflict with any Intellectual Property of the Seller. No patent or registration (including copyright, trademark and servicemark) has been issued to the Seller (whether active and in force or abandoned, lapsed, canceled or expired) with respect to any of its Intellectual Property used in the Business nor has any been applied for by the Seller or by any Affiliate of the Seller on its behalf. Schedule 2.11 identifies each item of Intellectual Property that any Person other than the Seller owns and that the Seller uses in the Business pursuant to license, agreement or permission (a “License”). All software used by the Seller or installed on any computers owned or used by the Seller is either (A) owned by the Seller or (B) used pursuant to valid and effective Licenses from the owners thereof. With respect to each item of Intellectual Property required to be identified in Schedule 2.11: (i) to the Knowledge of the Seller, such item is not subject to any Order; (ii) to the Knowledge of the Seller, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) the Seller has not granted any sublicense or similar right with respect to the License relating to such item.
2.12 Tax.
(a) The Seller has timely filed with the appropriate Governmental Body all Tax Returns that the Seller is required to have filed. All Tax Returns filed by the Seller are true, correct and complete in all respects. All Taxes owed (or required to be remitted) by the Seller (whether or not shown or required to be on any Tax Return) have been paid to the appropriate Governmental Body. No event has occurred which could impose on Buyer any successor or transferee liability for any Taxes in respect of the Seller, the Purchased Assets or the Business. No claim has been made by any Governmental Body in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction. There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted by the Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Seller has Knowledge. There are no Encumbrances on any of the Purchased Assets that arose in connection with, or otherwise relate to, any failure (or alleged failure) of any Person to pay any Tax. The Seller has delivered or made available to the Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, the Seller during the six-year period ending on the date hereof.
(b) The Seller has withheld or collected, and paid to the appropriate Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, stockholder, independent contractor, or other third party.

(c) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code § 280G. The Seller has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). The Buyer will not be required to deduct and withhold any amount under Code §1445(a) or otherwise upon the transfer of the Purchased Assets to the Buyer. The Seller is not a party to any Tax allocation, sharing, reimbursement or similar agreement. The Seller has not been a member of any “affiliated group” as defined in Code § 1504(a) (or any similar group defined under a similar provision of state, local or foreign Law) filing a consolidated federal, state, local or foreign income Tax Return (other than a group the common parent of which was the Parent). The Seller has no Liability for Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by Contract, or otherwise.
(d) Schedule 2.12 lists each agreement, contract, plan or other arrangement (whether or not written and whether or not an Employee Benefit Plan) to which the Seller is a party and the Buyer is assuming (whether pursuant to this Agreement or the Transactions) that is a “nonqualified deferred compensation plan” within the meaning of Code § 409A and the Treasury Regulations promulgated thereunder. Each such nonqualified deferred compensation plan (i) complies, and is operated and administered in accordance, with the requirements of Code § 409A, the Treasury Regulations promulgated thereunder and any other IRS guidance issued thereunder and (ii) has been operated and administered in good faith compliance with Code § 409A from the period beginning on January 1, 2005.
(e) The execution and delivery of this Agreement and the performance of the Transactions will not cause the Buyer to have any Liability for any Tax.
2.13 Legal Compliance. Except as set forth on Schedule 2.13, the Seller is, and since January 1, 2007, has been, in compliance with all applicable Laws and Permits. Except as set forth on Schedule 2.13, no Proceeding is pending, nor since January 1, 2007, has been filed or commenced, against the Seller alleging any failure to comply with any applicable Law or Permit. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Seller of any Law or Permit. The Seller has not received any notice or other communication from any Person regarding any actual, alleged or potential violation by the Seller of any Law or Permit or any cancellation, termination or failure to renew any Permit held by the Seller. Schedule 2.13 contains a complete and accurate list of each Permit held by the Seller and used in the Business or that otherwise relates to the Business or any asset owned or leased by the Seller and used in the Business and states whether each such Permit is transferable. Each Permit listed or required to be listed on Schedule 2.13 is valid and in full force and effect. The Permits listed on Schedule 2.13 constitute all of the Permits necessary to allow the Seller to lawfully conduct and operate the Business as currently conducted and operated and to own and use its assets as currently owned and used.
2.14 Litigation. Except as set forth on Schedule 2.14, there is no Proceeding pending or, to the Knowledge of the Seller, threatened or anticipated relating to or affecting (a) the Seller or the Business or any asset owned or used by the Seller in the Business or (b) the Transactions. To the Knowledge of the Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in Schedule 2.14 have not resulted in and are not reasonably likely to result in any material adverse effect on the Business. Except as set forth on Schedule 2.14, there is no outstanding Order to which the Seller or any asset owned or used by the Seller in the Business is subject. Schedule 2.14 lists all Proceedings pending in which the Seller has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending in which the Seller is a plaintiff. Schedule 2.14 lists all Orders in effect to which the Seller has been subject or any asset owned or used by the Seller is subject.

2.15 Environmental. Except as set forth on Schedule 2.15, the Seller and each of its predecessors have complied and are in compliance with all Environmental Laws. The Seller has received no written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law. Neither the Seller nor any of its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law. The Seller has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.
2.16 Employees. Schedule 2.16 sets forth the name, job title and rate of pay with respect to each Active Employee. The Seller is not, nor has the Seller been, a party to or bound by any collective bargaining agreement or any other Contract with any labor union or other employee representative of a group of employees. The Seller has not experienced any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no lockout of any employees by the Seller, and no such action is contemplated by the Seller. The Seller has not committed any unfair labor practice. To the Knowledge of the Seller, (a) no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute and (b) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller. To the Knowledge of the Seller, no employee, officer or director of the Seller is a party to or bound by any agreement that (w) could adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of the Seller, (x) could adversely affect the ability of the Seller to conduct the Business, (y) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Seller or (z) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Seller. To the Knowledge of the Seller, no officer or employee of the Seller has any plans to accept employment with any Person other than the Buyer after Closing.
2.17 Employee Benefits.
(a) Schedule 2.17 lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Seller is a party, with respect to which the Seller has any obligation or which are maintained, contributed to or sponsored by Seller for the benefit of any current or former employee, officer or director of Seller who performs or performed services with the Business (collectively, the “Plans”). Each Plan is in writing and the Seller has furnished to the Buyer a complete and accurate copy of each Plan. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Seller is a party, with respect to which the Seller has any obligation or which are maintained, contributed to or sponsored by the Seller for the benefit of any current or former employee, officer or director of the Seller. The Seller has delivered or made available to the Buyer true, correct and complete copies of all required annual filings, including, but not limited to, any Form 5500s for 2006, 2007 and 2008.
(b) The Seller does not now and has never contributed to any Plan that is subject to Title IV of ERISA. None of the Plans provides for the payment of separation, severance, termination or similar benefits to any person or obligates the Seller to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director who performs or performed services with the Business.

(c) Each Plan is now and always has been operated in all respects in accordance with the requirements of all applicable law, including ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have always acted in all material respects accordance with the provisions of all applicable law, including ERISA and the Code. Seller has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No legal action is pending or, to the Knowledge of the Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Seller, no fact or event exists that would give rise to any such legal action.
(d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the Knowledge of the Seller, no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
(e) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. No complete or partial termination has occurred with respect to any Plan.
(f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and to the Knowledge of the Seller no fact or event exists that would give rise to any such challenge or disallowance.
2.18 Customers. With respect to each of the two fiscal years most recently completed prior to the date hereof, Schedule 2.18 lists the ten largest (by dollar volume) customers of the Seller relating to the Business during each such period (showing the dollar volume for each).
2.19 Transactions with Affiliates. Except as set forth in Schedule 2.19, for the past three years, neither any Affiliate, member, officer, director or employee of the Seller nor any Affiliate of any of the foregoing (a) has owned any interest in any asset used in the Business, (b) is a party to any Contract with, or has any claim or right against, the Seller or (c) has any Indebtedness owing to the Seller. Except as set forth in Schedule 2.19, the Seller (A) has no claim or right against any Affiliate, shareholder, officer, director or employee of the Seller or any Affiliate of any of the foregoing or (B) has no Indebtedness owing to any Affiliate, shareholder, officer, director or employee of the Seller or any Affiliate of any of the foregoing. Schedule 2.19 sets forth a list and description of (a) services provided to the Seller with respect to the operation of the Business by the Parent or any of its Affiliates (including by employees of the Parent or its Affiliates who are not Active Employees) and (b) all Contracts, arrangements or other transactions between the Seller and the Parent or its Affiliates or under which each of the Seller and the Parent or its Affiliates has rights, benefits or obligations.
2.20 No Brokers’ Fees. The Seller has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Buyer could be liable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER
The Buyer represents and warrants to the Seller as follows:
3.1 Organization and Authority. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Buyer has full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite action of the Buyer. Each Transaction Document to which the Buyer is a party constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document.
3.2 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which the Buyer is subject; (b) violate any Organizational Document of the Buyer; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Buyer is a party or by which the Buyer is bound or the performance of which is guaranteed by the Buyer. The Buyer is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.
3.3 Litigation. There is no Proceeding pending or, to the actual knowledge of the Buyer, threatened or anticipated against the Buyer relating to or affecting the Transactions.
3.4 No Brokers’ Fees. The Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Seller could be liable.
ARTICLE IV
EMPLOYEES AND EMPLOYEE BENEFITS
4.1 Salaries and Benefits. The Seller will be responsible for and shall pay when due (a) the payment of all wages and other remuneration due to employees with respect to their services as employees of the Seller, (but excluding (i) all paid time off earned prior to the Closing Date and (ii) the Assumed Bonuses), (b) the provision of health plan continuation coverage in accordance with the requirements of COBRA and ERISA §§ 601 through 608, and (c) any claims made or incurred by employees and their beneficiaries under any of the Plans.
4.2 General Employee Provisions. Each of the Seller and the Buyer will give any notices required by Law and take whatever other actions with respect to the plans, programs and policies described in this Article IV as may be reasonably required for it to carry out its obligations described in this Article IV. Each of the Seller and the Buyer will provide the other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required for it to carry out its obligations described in this Article IV. If any arrangement described in this Article IV is determined by any Governmental Body to be prohibited by Law, the Seller and the Buyer will modify such arrangement to as closely as possible reflect such arrangement and retain the allocation of economic benefits and burdens to the Parties contemplated herein in a manner that is not prohibited by Law. The Seller will provide the Buyer with completed I-9 forms and attachments with respect to all Active Employees hired by the Buyer, except for such employees as the Seller certifies in writing to the Buyer are exempt from such requirement. The Buyer will not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to the Plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by the Seller.

4.3 Continuing Employees. The Seller shall terminate all employees employed in the Business as of the Closing Date (the “Terminated Employees”). The Buyer shall offer employment from and after the Closing Date to all Terminated Employees (collectively, the “Scheduled Employees”) on terms reasonably satisfactory to the Buyer. All employees who accept employment with the Buyer within one week of the Closing Date shall be referred to as the “Continued Employees.”
4.4 Severance Payments; Vacation. If any Continued Employee agrees to release any rights to claim paid time off from Seller, in a form mutually agreed upon by Buyer and Seller (the “Vacation Release”), then Buyer will grant to each such Continued Employee under the Buyer’s vacation plan the same number of vacation days such Continued Employee has accrued while employed by the Seller. For the avoidance of doubt, the Buyer and the Seller acknowledge and agree that this Section 4.4 is intended to permit any Continued Employee who is employed by Buyer and who signs a Vacation Release to be eligible to receive vacation from the Buyer equal to the Continued Employee’s total accrued vacation with the Seller, less any vacation actually used by such Continued Employee or for which such Continued Employee received monetary compensation from the Seller. The Seller represents and warrants that Schedule 1.3(f) contains a complete and accurate list of the accrued 2009 vacation for each Terminated Employee.
ARTICLE V
POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing:
5.1 Payment of Excluded Liabilities. The Seller will, and the Parent will cause the Seller to, pay, perform and discharge the Excluded Liabilities.
5.2 Payment of Assumed Liabilities. The Buyer will pay, perform and discharge the Assumed Liabilities as and when due.
5.3 Bulk Transfer Compliance. Inasmuch as the Buyer is to assume the Assumed Liabilities and the Seller is to pay, perform and discharge the Excluded Liabilities, the Buyer and the Seller hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales laws, to the extent applicable to the Transactions.
5.4 Tax Covenants. The Seller will, at its own expense, file when due all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, including penalties and interest thereon (collectively, the “Transfer Taxes”), and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such properly completed Tax Returns and other documentation. The Seller will pay all Transfer Taxes when due. Each of the Seller and the Buyer shall be responsible for its pro rata share of the current year’s personal property, real property, ad valorem and similar Taxes with respect to the Purchased Assets, prorated on a calendar year basis as of the Closing Date. Notwithstanding the foregoing, the Seller shall be responsible for all Taxes for all prior calendar years and periods prior to and including the Closing Date.

5.5 Consents. This Agreement will not constitute an assignment, attempted assignment or agreement to assign any Contract or Permit to the extent that any attempted assignment or agreement to assign such Contract or Permit without the Consent of any Person would constitute a breach thereof or would impair the rights of the Seller or the Buyer thereunder and such Consent is not obtained. If any Consent set forth or required to be set forth on Schedule 2.3 has not been obtained prior to or at the Closing, then the Seller will, and the Parent will cause the Seller to, use commercially reasonable efforts to obtain such Consent. Until such Consent is obtained, or the Contract or Permit to which such Consent relates is novated or terminated, to the extent permissible under such Contract or Permit, the Buyer will be entitled to receive all of the Seller’s benefits under such Contract or Permit and, to the extent it receives such benefits, will perform all of the Assumed Liabilities under such Contract or Permit. The Seller will, at the Buyer’s request (at Buyer’s cost and expense), do all such acts and things as the Buyer may reasonably request to enable due performance of such Contract or Permit and to provide for the Buyer the benefits, subject to the obligations, of such Contract or Permit. Without limiting the generality of the foregoing, the Seller will provide all reasonable assistance to the Buyer (at the Buyer’s request and at Buyer’s cost and expense) to enable the Buyer to enforce its rights under such Contract or Permit.
5.6 Mail and Receivables. The Seller hereby irrevocably authorizes the Buyer after the Closing to receive and open all mail and other communications received by the Buyer and addressed or directed to the Seller and, to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, to act with respect to such communications in such manner as the Buyer may elect. If any such communication does not relate to the Business, the Purchased Assets or the Assumed Liabilities, the Buyer will forward such communication to the Seller. The Seller will, and the Parent will cause the Seller to, promptly deliver to the Buyer the original of any mail or other communication received by the Seller after the Closing that relates to the Business, the Purchased Asset or the Assumed Liabilities. After the Closing, the Seller will, and the Parent will cause the Seller to, promptly remit to the Buyer any payment relating to the Business or the Purchased Assets (including payments for Accounts Receivable) that the Seller receives.
5.7 Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each other Party will cooperate with such Party and such Party’s counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. The evaluating, pursuing, contesting or defending Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the contesting or defending Party is entitled to indemnification therefor under Section 6.1).
5.8 Transition. For a period of 90 days after the Closing, the Seller shall promptly provide, at the Buyer’s request but at no expense to the Buyer, information technology transition services reasonably necessary in connection with the Seller’s accounting system and IT systems, websites and Intellectual Property. During the 90-day period, at the Buyer’s request, the Seller will cooperate with the Buyer in its efforts to continue and maintain for the benefit of the Buyer those business relationships of the Business existing prior to the Closing, including relationships with lessors, lessees, employees, Governmental Bodies, licensors, licensees, customers, suppliers and others, and the Seller will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships; provided, however, that the Buyer will reimburse the Seller for its out-of-pocket expenses related to such cooperation (unless the Buyer is entitled to indemnification with respect to the matter for which the Buyer is seeking the Seller’s cooperation under Section 6.1 and except in connection with the Excluded Liabilities). The Seller will refer to the Buyer all inquiries relating to the Business.

5.9 Confidentiality; Public Disclosure.
(a) Each Stakeholder will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer, except in connection with this Agreement or with the prior written consent of the Buyer. The covenants in this Section 5.9(a) will not apply to Confidential Information that (i) is or becomes available to the general public through no breach of this Agreement by either Stakeholder or any of their respective Affiliates or Representatives or, to the Knowledge of the Seller, breach by any other Person of a duty of confidentiality to the Buyer or (ii) either Stakeholder is required to disclose by applicable Law; provided, however, that such Stakeholder will (A) notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances, (B) cooperate with the Buyer to limit the scope of such disclosure and (C) obtain the Buyer’s prior consent as to the wording of such disclosure. At any time that the Buyer may request, each Stakeholder will, and will cause its Affiliates and Representatives to, turn over or return to the Buyer all Confidential Information in any form (including all copies and reproductions thereof) in its possession or control.
(b) No Party will issue any press release or make any public announcement or disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law, in which case such Party shall (i) notify the other Parties who are not its Affiliates in writing of such required disclosure as much in advance as practicable in the circumstances, (ii) cooperate with the other Parties who are not its Affiliates to limit the scope of such disclosure and (iii) obtain the prior consent of the other Parties (which shall not be unreasonably withheld) who are not its Affiliates as to the wording of such disclosure.
(c) The Stakeholders acknowledge and agree that the Buyer would be irreparably damaged if either Stakeholder were to provide services to or otherwise participate in the business of any Person competing with the Business and that any such competition by any Stakeholder would result in a significant loss of goodwill by the Business and the Buyer. Neither Stakeholder shall engage (whether as an owner, operator, stockholder, partner, joint venturer, manager, consultant, adviser, representative, or otherwise) directly in any business which is directly competitive with the Business anywhere in the United States during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Restricted Period”); provided however; that ownership of less than three percent of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging solely by reason thereof in a business competitive with the Business.
(d) The Stakeholders agree that, during the Restricted Period, they will not (i) directly or indirectly contact, approach, or solicit for the purpose of offering employment to (whether as an employee, consultant, agent, independent contractor, or otherwise) or actually hire any employee of the Buyer, without the prior written consent of the Buyer, or (ii) induce or attempt to induce any customer, prospect, supplier or other business relation of the Business, into any business relationship which might materially harm the Buyer or the Business, or discourage such customer, prospect, supplier or business relation from doing business with the Buyer and its Affiliates after the Closing.
(e) The Parties hereto agree that the covenants set forth in this Section 5.9 are reasonable with respect to their duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.9 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

5.10 License to Use Name “Ambassadors”. In exchange for the consideration and covenants given by the Buyer in this Agreement, the Seller hereby grants to the Buyer an irrevocable, fully paid-up, worldwide, non-exclusive, nontransferable, royalty-free license for the 12-month period immediately following the Closing Date to use the designation “AMBASSADORS” or any trademark, service mark, trade name, trade dress, logo or other intellectual property related to the same, and the goodwill associated therewith, solely in connection with the Business including in all sales, advertising, marketing and promotion of the Business and related goods and services. The Buyer agrees that its goods and services identified by the mark shall meet the quality control standards and requirements promulgated by the Seller from time to time.
5.11 Retention of and Access to Books and Records. The Buyer will retain for a period consistent with the Buyer’s record-retention policies and practices the Books and Records delivered to the Buyer. The Buyer also will provide the Seller and its Representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits. The Seller will provide the Buyer and its Representatives reasonable access to those books and records that are Excluded Assets, during normal business hours and on at least three Business Days’ prior written notice, for any reasonable business purpose specified by the Buyer in such notice.
5.12 Accounting Software. The Seller will, and the Parent will cause the Seller and its Affiliates to, promptly provide the Buyer such information from the Seller’s or its Affiliates’ books and records, including its accounting system and data, historically used in the Business as the Buyer reasonably requests for those requests submitted on or prior to the 90th day after the Closing Date.
5.13 Website and Client Portal. The Seller will, and the Parent will cause the Seller and its Affiliates to, host and manage the website and client portal, ambassadorstechnology.com and ambassadors.com, which clients access to, among other things, monitor the status of certain events for the 12-month period immediately following the Closing Date, exercising the same degree of care as the Seller exercises in performing the same or similar services for its own account or for the account of any of its Affiliates with priority and in accordance with the service levels provided by the Seller immediately prior to the Closing Date.
5.14 Transfer of IATA Number. Promptly after the Closing, the Seller and the Parent shall use their best efforts to transfer IATA number 05-85912-5 to Buyer such that the Buyer can utilize the Seller’s current arrangement with ARC. Any charges made or obligations incurred by the Buyer with respect to such IATA number shall be for the Buyer’s account.
ARTICLE VI
INDEMNIFICATION
6.1 Indemnification by the Stakeholders. Subject to the terms and conditions of this Article VI, each Stakeholder, jointly and severally, will indemnify and hold harmless the Buyer and its Affiliates and Representatives from, and pay and reimburse the Buyer and its Affiliates and Representatives for, all Losses directly or indirectly relating to or arising from: (a) any breach or inaccuracy or any allegation of any third party that, if true, would be a breach or inaccuracy of any representation or warranty made by any Stakeholder in this Agreement; (b) any breach of any covenant or agreement of any Stakeholder in this Agreement; or (c) any failure to pay, perform or otherwise discharge any Excluded Liability as and when due or any Liability arising out of or in connection with non-compliance with any “bulk sales,” “bulk transfer” or any similar Law other than as a result of any failure by the Buyer to discharge any Assumed Liability. The Stakeholders acknowledge that the indemnification obligations under this Section 6.1 apply to direct claims by the Buyer as well as claims by the Buyer based on Third Party Claims.

6.2 Indemnification by the Buyer. Subject to the terms and conditions of this Article VI, the Buyer will indemnify and hold harmless the Seller from, and pay and reimburse the Seller for, all Losses, directly or indirectly, relating to or arising from: (a) any breach or inaccuracy or any allegation of any third party that, if true, would be a breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement; (b) any breach of any covenant or agreement of the Buyer in this Agreement; or (c) any failure to pay, perform or otherwise discharge any Assumed Liability as and when due. The Buyers acknowledge that the indemnification obligations under this Section 6.1 apply to direct claims by the Stakeholders as well as claims by the Stakeholders based on Third Party Claims.
6.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement will survive the Closing. The Stakeholders will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement, unless the Buyer notifies the Seller of such a claim on or before October 15, 2010; provided, however, that (a) any claim relating to Section 2.10 (taxes) may be made at any time until the date 90 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations) and (b) any claim relating to Section 2.1 (organization), 2.2 (capitalization), 2.2 (authority), 2.3 (conflicts), 2.6 (title to assets) or 2.20 (broker fees), fraud, intentional misconduct, or any covenant or agreement may be made at any time without any time limitation. The Buyer will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement, unless the Seller notifies the Buyer of such a claim on or before October 15, 2010; provided, however, that any claim relating to fraud, intentional misconduct, or any covenant or agreement may be made at any time without any time limitation. If the Buyer or the Seller, as applicable, provides proper notice of a claim within the applicable time period set forth above, Liability for such claim will continue until such claim is resolved.
6.4 Limitations on Indemnification by the Stakeholders. The Stakeholders will have no Liability with respect to the matters described in Section 6.1(a) until the total of all Losses with respect to such matters exceeds $50,000 (the “Deductible”), at which point the Stakeholders will be obligated to indemnify for only for Losses in excess of the Deductible; provided, however, that any claim relating to Section 2.2 (authority), 2.3 (conflicts), 2.6 (title to assets), 2.12 (taxes) or 2.21 (brokers) will not be subject to or counted towards the Deductible. The Stakeholders’ maximum aggregate Liability with respect to the matters described in Section 6.1(a) will be limited to $500,000 (the “Cap”); provided, however, that any claim relating to Section 2.2 (authority), 2.3 (conflicts), 2.6 (title to assets), 2.12 (taxes), 2.15 (environmental) or 2.21 (brokers) or any covenant or agreement will not be subject to the Cap. This Section 6.4 will not apply to any fraudulent or intentional breach of any representation or warranty.
6.5 Manner of Payment. Upon notice to the Seller specifying in reasonable detail the basis for such set-off, the Buyer may set off any amount to which it is entitled under this Article VI against any amount otherwise payable by the Buyer or its Affiliates to the Seller or the either Stakeholder.
6.6 Third-Party Claims.
(a) If a third party commences a lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article VI, then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b) Upon receipt of the notice described in Section 6.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 6.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.
(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 6.6(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 6.6(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably. If the Indemnified Party desires to consent to the entry of judgment with respect to or to settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Deductible or the Cap.
(d) If any condition in Section 6.6(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article VI.
6.7 Other Indemnification Matters. Any claim for indemnification under this Article VI must be asserted by providing written notice to the Seller (or the Buyer, in the case of a claim by the Seller) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim. All indemnification payments under this Article VI will be deemed adjustments to the Purchase Price. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement. If either Stakeholder liquidates or dissolves at any time when any Liability of such Stakeholder with respect to this Article VI may thereafter arise or be determined, then, at the time of such liquidation or dissolution, such Stakeholder will cause its shareholders, members, partners or other equity holders or distributees of such Stakeholder’s assets, as the case may be, to take such assets subject to such Liabilities ratably in proportion to the assets received; provided, however, that the failure on behalf of either Stakeholder to comply with the covenant set forth in this sentence will in no way reduce such Stakeholder’s obligations in this Agreement.

6.8 Exclusive Remedy. After the Closing, this Article VI will provide the exclusive legal remedy for the matters covered by this Article VI, except for claims based upon fraud. This Article VI will not affect any equitable remedy available to any Party.
6.9 Insurance and Third Party Recoveries. Any Losses for which indemnification is provided under this Article VI shall be net of any amounts actually recovered from third parties (including amounts actually recovered under insurance policies) with respect to such Losses after having subtracted from the amounts so recovered the costs incurred in pursuing such recovery.
6.10 Tax Benefit. The parties hereto agree to treat any payment made pursuant to this Article VI as an adjustment to the Purchase Price for Federal, State and local income tax purposes.
ARTICLE VII
MISCELLANEOUS
7.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things (including the execution and delivery of such further instruments or documents as may be necessary or convenient to transfer and convey any Purchased Asset to the Buyer), all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.
7.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of the Seller) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.
7.3 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).
7.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither the Seller nor the Parent may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of the Buyer. The Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to the Buyer or any acquirer of a material portion of the business or assets of the Buyer, (b) one or more of the Buyer’s Affiliates, or (c) any lender to the Buyer or its Affiliates as security for obligations to such lender.
7.5 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

7.6 Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):
If to either Stakeholder:
Ambassadors International, Inc.
2101 4th Avenue
Seattle, WA 98121
Fax: (206) 340-0975
Phone: (206) 733-2988
Attn: Mark Detillion
with a copy to:
Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, CA 92626-1931
Fax: 714.641.3487
Phone: 714.546.9035
Attn: Derek D. Dundas
If to the Buyer:
Travel and Event Services, LLC
110 West Hubbard Street
Chicago, IL 60610
Fax: 312.329.1795
Phone: 312.527.7348
Attn: Michael Howe
and
Lakeview Equity Partners, LLC
700 North Water Street, Suite 630
Milwaukee, WI 53202
Fax: 414.732-2041
Phone: 414.732.2040
Attn: Kent Velde

with a copy to:
O’Neil, Cannon, Hollman, DeJong S.C.
111 E. Wisconsin Ave., Suite 1400
Milwaukee, WI 53202
Fax: 414.276-6581
Phone: 414.276.5000
Attn: Peter J. Faust
7.7 JURISDICTION; SERVICE OF PROCESS. EACH PARTY (a) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF GEORGIA (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, (b) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS, AND (c) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.
7.8 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law principles of any jurisdiction.
7.9 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Seller. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party (or the Seller, in the case of a waiver by the Parent). The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.
7.10 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
7.11 Expenses. The Stakeholders will bear all expenses incurred by either Stakeholder or any of their respective Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. Except as otherwise expressly provided in this Agreement, the Buyer will bear all expenses incurred by the Buyer or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date.

7.12 Interpretation. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.
7.13 Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.
7.14 Time Is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.
[signature pages follow]

The Parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

TRAVEL AND EVENT SERVICES, LLC

By:

Name:

Title:

AMBASSADORS, LLC

	By:	Ambassadors International, Inc.,
sole member

By:

Arthur A. Rodney,
Chief Executive Officer

AMBASSADORS INTERNATIONAL, INC.

By:

Arthur A. Rodney,
Chief Executive Officer

EXHIBIT A
“Accounting Firm” is defined in Section 1.6(b).
“Accounts Receivable” is defined in Section 1.1.
“Active Employees” means all employees employed by the Seller in the Business, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.
“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.
“Agreement” is defined in the opening paragraph.
“Assumed Bonuses” is defined in Section 1.3(b).
“Assumed Liabilities” is defined in Section 1.3.
“AT&E Business” means the business line operated by the Seller that has been referred to as the “Ambassadors Travel & Events” business, which is distinct from the Business being acquired hereunder, related to corporate incentive travel planning and management.
“Balance Sheet” means the balance sheet of the Business as of December 31, 2008, which is attached to Schedule 2.4.
“Balance Sheet Date” means the date of the Balance Sheet.
“Books and Records” is defined in Section 1.1.
“Business” means the business conducted by the Seller, including the activities carried on by the Seller (a) under the line of business referred to as “Ambassadors Convention Housing Services” or (b) for the purpose of arranging full service housing for trade shows, associations and conventions on a global scale, including site selection, hotel event contract services, registration, event marketing, onsite housing, and post show reporting.
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Atlanta, Georgia.
“Buyer” is defined in the opening paragraph.
“Cap” is defined in Section 6.4.
“Cash Purchase Price” is defined in Section 1.5.
“Closing” is defined in Section 1.7.

“Closing Date” is defined in the opening paragraph.
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means information concerning the Purchased Assets, the Assumed Liabilities, the Business or affairs of the Seller, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the Purchased Assets, the Assumed Liabilities, the Business, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Seller containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Seller.
“Consent” means any consent, approval, authorization, permission or waiver.
“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral or whether express or implied, together with all amendments and other modifications thereto.
“Continued Employees” is defined in Section 4.3.
“Customer Deposit Liabilities” is defined in Section 1.3(c).
“Deductible” is defined in Section 6.4.
“Deferred Cash Consideration” is defined in Section 1.6(a).
“Dispute Notice” is defined in Section 1.6(b).
“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.
“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.
“Equity” means the outstanding membership interests of the Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974.
“Excluded Assets” is defined in Section 1.2.
“Excluded Liabilities” is defined in Section 1.4.
“Financial Statements” is defined in Section 2.4.
“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.
“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.
“Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by the Seller. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.
“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) capitalized lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); and (i) net payment obligations incurred by such Person pursuant to any hedging agreement.
“Indemnified Party” is defined in Section 6.6.
“Indemnifying Party” is defined in Section 6.6.
“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and Confidential Information; (f) computer software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions thereof (in whatever form or medium), all improvements and modifications thereto and derivative works thereof.

“IRS” means the U.S. Internal Revenue Service.
“Knowledge of the Seller” means the actual knowledge of Tim Whorton, Rose Dubrovich and Todd Lambert.
“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.
“Lease” means any Contract pursuant to which the Seller holds a possessory interest in Real Property, and all amendments, renewals or extensions thereto.
“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
“License” is defined in Section 2.11.
“Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost (including any opportunity cost), settlement payment, Liability, Tax, Encumbrance, diminution of value, expense, fee, court costs or attorneys’ fees and expenses.
“Material Contract” is defined in Section 2.10.
“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).
“Net Revenue” means gross revenues of the Business for calendar year 2009 less rebates, on-site expenses, returns, discounts and allowances, calculated in accordance with GAAP and the principles, policies and practices that were used in preparing the Balance Sheet.
“Offices” means the business offices of the Business located in Atlanta, Georgia and specfically excludes the corporate office of the Parent located in Newport Beach, California.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.
“Organizational Documents” means (a) the certificate or articles of incorporation and the bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.
“Overpayment Liabilities” is defined in Section 1.3(d).
“Parent” is defined in the opening paragraph.
“Party” means the Buyer, the Seller or the Parent.
“Payment Statement” is defined in Section 1.6(b).

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.
“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien for Taxes not yet due and (c) any recorded easement, covenant, zoning or other restriction on the Real Property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value or marketability of title of the property subject thereto.
“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.
“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.
“Purchase Price” is defined in Section 1.5.
“Purchased Assets” is defined in Section 1.1.
“Real Property” is defined in Section 2.9.
“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Resolution Period” is defined in Section 1.6(b).
“Secured Debt” means any Indebtedness that is secured by any Encumbrance other than a Permitted Encumbrance on any Purchased Asset.
“Seller” is defined in the opening paragraph.
“Stakeholders” is defined in the opening paragraph.
“Tangible Personal Property” is defined in Section 1.1.
“Tax” means (a) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, however denominated or computed, and including any interest, penalty, or addition thereto, whether disputed or not, and (b) Liability for the payment of any amount of the type described in clause (a) as a transferee or successor, by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Terminated Employees” is defined in Section 4.3.
“Third-Party Claim” is defined in Section 6.6.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Transaction Documents” means this Agreement and all other written agreements, documents and certificates contemplated by any of the foregoing documents.
“Transfer Taxes” is defined in Section 5.4.
“Vacation Release” is defined in Section 4.4.
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988.